UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Abraxis BioScience, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of an employee FAQ memorandum circulated on July 1, 2010 in connection with the proposed transaction between Abraxis BioScience, Inc. and Celgene Corporation.

Abraxis BioScience Employee FAQ July 1, 2010

1.	Who is Celgene?

Celgene Corporation (www.celgene.com; Nasdaq: CELG), headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation.

2.	What are the terms of the agreement?

Under the terms of the merger agreement, Celgene will pay for each share of Abraxis BioScience common stock a combination of $58.00 in cash, 0.2617 shares of Celgene common stock and one Contingent Value Right (CVR). Each CVR will entitle its holder to receive a pro rata share of the following payments:

•	$250 million cash payment upon certain U.S. approval of ABRAXANE® by FDA for NSCLC with progression-free survival claim in U.S. label
•	$300 million in cash upon the approval of ABRAXANE® by FDA for pancreatic cancer with overall survival claim in U.S. label.
•	$100 million cash payment upon FDA approval of ABRAXANE® for pancreatic cancer by April 1, 2013.
•	Potential cash royalty payments upon achievement of certain ABRAXANE® and nab-pipeline products net revenue thresholds.

3.	Why did we choose to partner with Celgene?

We believe the transaction will provide significant value to our stockholders. Moreover, as you have read in the press release, the acquisition of Abraxis BioScience by Celgene is an exceptional strategic fit – Celgene is an ideal entrepreneurial and scientific partner for our organization. Celgene has a proven track record of success in developing and marketing specialized cancer therapies. Celgene is also committed to leveraging our clinical and commercial capabilities to provide metastatic breast cancer patients with an innovative treatment in ABRAXANE®. By combining our two organizations, we can create an enterprise that far exceeds the sum of its parts. We will be able to combine our many complementary strengths and advance our collective commitment to improving cancer patient care worldwide through innovative science. We strongly believe that by combining our two organizations we will maximize the delivery of ABRAXANE® and our pipeline products to cancer patients.

4.	What is the proposed timing for the transaction?

The transaction has been approved by the Board of Directors of both companies and is subject to customary closing conditions, including the approval of the acquisition by stockholders of Abraxis Bioscience and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Dr. Soon-Shiong and his related entities, which together hold approximately 80% of the Company’s shares, has agreed to vote their shares in favor of the merger. We anticipate that the transaction will close in Q4, 2010.

5.	How will this impact Abraxis BioScience employees?

There are still many decisions that need to be made about how our companies will be combined, most of which will not occur until we outline and implement an integration plan. Our goal is to optimize talent and resources from both organizations. We will keep you updated with information as quickly as we can once we are in a position to do so.

6.	What is going to happen to my Abraxis BioScience equity?

As noted above, under the terms of the merger agreement, stockholders will receive, for each share of Abraxis BioScience they own, $58.00 in cash and 0.2617 shares of Celgene common stock, which we refer to as the “upfront merger consideration,” and one CVR. After the closing of the transaction, Abraxis BioScience will become part of Celgene and will no longer be traded on Nasdaq.

At the closing of the transaction, employees with Abraxis equity will benefit from accelerated vesting of their RSUs, stock options and SARs.

Employees who hold RSUs at closing will receive the pre-closing value of the upfront consideration and one CVR for each RSU they then hold. The pre-closing value of the upfront consideration will be calculated by adding $58.00 and the result obtained by multiplying 0.2617 by the average of the closing sale prices for the Celgene shares over the ten trading days ending on the seventh trading day before closing.

Employees who, at closing, hold stock options or SARs that have an exercise or base price below the pre-closing value of the upfront consideration will receive in the merger, for each such option or SAR:

•	an amount of cash equal to the difference between the pre-closing value of the upfront consideration and the exercise or base price applicable to that option or SAR, and
•	one CVR.

For example, if an employee holds options or SARs for 100 shares with an exercise or base price of $30.00 and the pre-closing value of the upfront consideration is $70.00, that employee will receive at closing, for his or her options or SARs, $4,000, calculated by first subtracting $30.00 from $70.00 to get $40.00 and multiplying that result by 100, the number of stock options or SARs held by the employee.

Stock options and SARs that have an exercise or base price above the pre-closing value of the upfront consideration (i.e., they are “underwater”) will be cancelled at closing. However, prior to closing, holders of these underwater options and SARs will be given the opportunity to receive a CVR at closing for each of these options or SARs by paying to the Company cash in an amount equal to the difference between the pre-closing value of the upfront consideration and the exercise or base price of the applicable option or SAR.

All cash payments that employees will be entitled to receive at closing for their RSUs, stock options and SARs will be subject to applicable tax withholding.

7.	Are there restrictions on exercising options, buying or selling stock prior to the close?

There are no restrictions prior to the close other than the normal Blackout Periods for select employees.

8.	What are the CVRs?

The CVRs will be freely transferable securities that will be registered with the SEC and will be traded on the NASDAQ Capital Market. As noted above, each CVR will entitle its holder to receive a pro rata share of the following payments:

o	$250 million cash payment upon certain U.S. approval of ABRAXANE® by FDA for NSCLC with progression-free survival claim in U.S. label
o	$300 million in cash upon the approval of ABRAXANE® by FDA for pancreatic cancer with overall survival claim in U.S. label.

o	$100 million cash payment upon FDA approval of ABRAXANE® for pancreatic cancer by April 1, 2013.
o	Potential cash royalty payments upon achievement of certain ABRAXANE® and nab-pipeline products net revenue thresholds.

9.	What are the next steps?

After we have received regulatory clearance and the transaction has closed, our management will be working with Celgene’s management on an integration plan. As these discussions progress, we will provide you with updates as appropriate. In the mean time, we will continue to operate our business in the ordinary course.

10.	What changes will take place in my daily work?

Until the closing of the transaction (anticipated for Q4), we don’t anticipate any change in your daily work responsibilities. Our leadership team will continue to manage all aspects of our business.

11.	What happens to employee benefits?

Until the transaction closes, you will continue to have the same employee benefits. After the deal closes, in general, Celgene has agreed to provide employees with salary, cash bonus opportunities and employee benefits (including equity-based benefits) that are not materially less favorable in the aggregate than they had prior to the transaction.

12.	How will this transaction impact my salary and bonus plan?

We don’t foresee any changes for 2010.

13.	What if someone asks me questions about the transaction?

Please refer any inquiries to Investor Relations, Maili Bergman or our Legal department.

14.	Who else can I speak to regarding these changes?

Our Employee Assistance Program (EAP) provides confidential assistance 24 hours a day, 7 days a week to help you and/or your dependants. Employees may contact our EAP at (800) 854-1446 and speak with a counsellor at any time.

Additional Information

Celgene will file a registration statement, and Abraxis Bioscience will file a proxy statement, with the Securities and Exchange Commission (SEC) relating to the proposed transaction. Abraxis stockholders are advised to read the registration and proxy statements when they become available because they will contain important information. Investors may obtain a free copy of the registration and proxy statements (when they become available) and other relevant documents filed by Celgene and Abraxis with the SEC at the SEC’s Web site at http://www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by directing a written request to: Celgene Corporation, 86 Morris Avenue, Summit, New Jersey, 07901, Attention: Investor Relations, or Abraxis Bioscience Inc., 11755 Wilshire Blvd., Los Angeles, CA, 90025, Attention: Investor Relations.

Abraxis and its directors and executive officers will be deemed to be participants in the solicitation of proxies from the Abraxis stockholders in connection with the proposed transaction. Information concerning the interests of Abraxis’ participants in the solicitation, which may be different than those of Abraxis’ stockholders generally, is set forth in the amendment filed with the SEC on April 26, 2010 to Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009, and will be described in the proxy statement relating to the merger